Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) for an aggregate of 30,000,000 shares of Common Stock, $.10 par value pertaining to the Year 2000 Employee Stock Purchase Plan of our report dated May 26, 1999, with respect to the consolidated financial statements and schedule of Computer Associates International, Inc. and subsidiaries as of March 31, 1999 and for each of the three years in the period then ended included in its Annual Report (Form 10-K) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.



                                                     /s/ Ernst & Young LLP



New York, New York
February 24, 2000